Exhibit 99

AMERICAN HOME FOOD PRODUCTS, INC.	For Further Information Contact:
Daniel W. Dowe, President

Tel: 914-441-3591

Email: ddowe@ix.netcom.com

NEWS RELEASE

December 11, 2006

A NEW LETTER OF INTENT

New York, New York – American Home Food Products (OTCBB:AHFP) announced today that a subsidiary owned by the company and members of a new management team that will join the company upon the closing of the announced transaction, entered into a letter of intent to acquire all the issued and outstanding ownership interests in a leading purveyor of premium food products (the “Target”). The agreement is subject to a financing contingency and the closing of a definitive stock purchase agreement and, if consummated, would result in the Target becoming a wholly-owned subsidiary of the Company.

The Target markets and distributes a wide line of specialty food products and other accessories to food wholesalers and retailers and direct to consumers through its online and catalogue businesses. The Target will become a platform operation that the Company will use to build a much larger food business with its initial concentration being in the $6 billion specialty food business. The Company intends to rapidly expand the distribution of Target’s product line by focusing on the retail sector, which encompasses supermarkets, specialty food outlets and select mass merchandisers and club stores that have specialty food departments.

The letter of intent contemplates the Target’s owners being paid approximately $4.5 million in cash and notes. The Company would also be assuming approximately $1 million of Target’s operating debt. The Company’s board of directors will soon release further information on the details for financing the transaction, including the terms for a private placement offering of approximately $5 million of convertible securities and a recapitalization of the Company’s existing debt.

The Target is the first acquisition that the Company intends to make to execute its business plan to become a leading marketer of specialty food products through multiple levels of distribution. In addition to the Target transaction, the Company has issued a Letter of Intent to acquire a well-known branded producer of local specialty cheese products and has commenced discussions with several other companies in the specialty food sector. The Company intends to selectively enter the specialty food and cheese categories by acquisition and licensing ventures and will leverage its management team’s expertise to drive growth.

The Company has also reached informal agreements with several former food industry executives that will join the Company in operating and director positions to help execute the Company’s long-term business plan. One executive was formerly a director and chief operating officer of International Home Foods, a $1.8 billion national brands food company that is now owned by ConAgra. The other personnel include the former CEO of Dean & Deluca, the former Chief of Staff to the United States House Agricultural Committee and current owner of a Washington,

D.C. agri-business consulting and lobbying firm, the owner of a 60 year old cheese importing and exporting company and the former owner of Best Cheese, Inc. These individuals will work closely with the Target staff and its founder who will continue to serve the Company as a consultant post-closing.

The Company’s president, Daniel W. Dowe commented that, “The Target provides a well-organized platform for the Company to launch its plan to enter the specialty food business on a larger scale. Its headquarters is ideally situated for the Company’s executives and our plans to expand sales into multiple distribution outlets. We are staking our future on the success that the Target has achieved in its short history and the many dedicated employees at the Target that will be combined with the first rate food industry executives that we recruited to join us.”

The Company expects to complete the transaction in early 2007 and will make its new headquarters in Manhattan. The Company’s board will make a decision after the closing on relisting the Company’s common stock to a larger exchange.

Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

American Home Food Products, Inc. is quoted on the OTC Bulletin Board under the symbol
“AHFP”

FOR IMMEDIATE RELEASE